Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement pertaining to the Stock Plan of Saul Centers, Inc. of our report dated February 27, 2018, with respect to the consolidated financial statements and schedule of Saul Centers, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tysons, Virginia
May 9, 2019